Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors Cadence Bancorporation:

We consent to the incorporation by reference of our report dated March 25, 2016, with respect to the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of Cadence Bancorporation for the year ended December 31, 2015, which report appears in the December 31, 2017 annual report on Form 10-K of Cadence Bancorporation and to the reference to our firm under the heading “Experts” in the registration statement (No. 333-                ) on Form S-4 of Cadence Bancorporation.

/s/ KPMG LLP

Houston, Texas

June 12, 2018